Exhibit 23.3

Allbright Law Offices

January 27, 2010

We hereby consent to the references to our firm as PRC counsel, in the context in which they appear, included in the Registration Statement on Form S-1 of China Jo-Jo Drugstores, Inc., and any amendments thereto (Registration Statement No. 333-163879).

Respectfully Submitted,

/s/ Allbright Law Offices

Shanghai, People’s Republic of China